EXHIBIT 18.1

Letter from HJ & Associates, LLC,

Independent Registered Public Accounting Firm,

Regarding the Non-Reliance on Previously Issued Financial Statements

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

The management of Blue Earth, Inc. has furnished us with a copy of the Form 8-K to be filed with the SEC that discloses errors in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, and in the Form 10-Q for the period ended June 30, 2015. We have reviewed the Form 8-K and agree with the statements made by the Company in this Form 8-K for non-reliance on the previously issued financial statements.

/s/ HJ & Associates, LLC
Salt Lake City, Utah
October 3, 2015